Exhibit 21
Lime Energy Co.
Subsidiary Companies
Applied Energy Management Energy Consulting, LLC
Applied Energy Management Lighting, LLC
Applied Energy Management, Inc.
Kapadia Energy Services, Inc.
Landmark Electrical and Mechanical Services, LLC
Landmark Services Company of California, LLC
Landmark Services Company of Florida, LLC
Landmark Services Company of Georgia, LLC
Landmark Services Company of North Carolina, LLC
Landmark Services Company, LLC
Lime Energy Co. New York, Inc.
Lime Finance Inc.
Lime Midwest Inc.
Maximum Performance Group, Inc.
Parke Industries Incorporated
PLI Acquisition Corp.
Texas Energy Products, Inc.